EXHIBIT 99.1

[LOGO]	Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 880-6500

Enterprise Reports Fourth Quarter 2003 Results

        Houston, Texas (Tuesday, February 3, 2004) - Enterprise Products Partners L.P. (NYSE: “EPD”) today announced its financial results for the fourth quarter and the year ended December 31, 2003.

        Enterprise reported net income for the fourth quarter of 2003 of $34.4 million, or $0.13 per unit on a fully diluted basis. Included in net income for the fourth quarter was a non-cash asset impairment charge of $1.2 million, or $0.01 per unit. Net income for the fourth quarter of 2002 was $55.5 million, or $0.28 per unit on a fully diluted basis.

        Distributable Cash Flow for the fourth quarter of 2003 was $68.5 million compared $89.6 million for the fourth quarter of 2002. For the year ended December 31, 2003, Distributable Cash Flow was $268.5 million versus $226.1 million in 2002.

        “Overall, our partnership’s performance in the fourth quarter of 2003 was consistent with our expectations and the guidance we provided to investors in October with the exception of our octane enhancement business and higher depreciation expense,” said O.S. “Dub” Andras, President and Chief Executive Officer of Enterprise. “Throughout the fourth quarter, we saw measured and consistent improvement in demand for ethane from the depressed levels recorded during the second and third quarters of 2003. Ethane demand in the fourth quarter improved to 718,000 barrels per day, a 17% and 9% improvement over the second and third quarters, respectively; but still less than the five-year average of 750,000 barrels per day. This level of demand has supported higher NGL extraction rates in most regions of the United States despite persistently high natural gas prices. As a result, many of our pipeline and fractionation facilities operated at their highest operating rates of the year during the fourth quarter and reported increased gross operating margins compared to the third quarter; however, this was still less than expected levels under average business conditions.”

        “As we begin 2004, we continue to be encouraged by the further improvement of the underlying business fundamentals for our partnership. We have received indications from many of our largest NGL consuming customers that their operating rates and demand for NGLs should be greater in 2004 than 2003 based on the demand for their products and the prospects of a strengthening economy. As we emerge from the bottom of this difficult business cycle, we will continue to manage our business to maximize our incremental cash flow while we pursue long-term growth opportunities for our partnership,” continued Andras.

        For the full year of 2003, reported net income was $104.8 million, or $0.41 per unit on a fully diluted basis, which includes non-cash asset impairment charges of $23.7 million, or $0.11 per unit. Excluding these charges, net income would have been $128.5 million, or $0.52 per unit. Reported net income for 2002 was $95.5 million, or $0.48 per unit on a fully diluted basis.

        Enterprise reported revenue of $1.4 billion for the fourth quarter of 2003 compared to $1.2 billion for the fourth quarter of 2002. Gross operating margin for the fourth quarter of 2003 was $109.0 million, including the $1.2 million non-cash impairment charge. Gross operating margin for the fourth quarter of 2002 was $132.0 million.

        “Our 50% ownership interest in the general partner of GulfTerra Energy Partners, L.P. (NYSE: GTM) had an immaterial impact on our earnings for the fourth quarter of 2003 since it was acquired on December 15, 2003. However, our Distributable Cash Flow for the first quarter of 2004 will include approximately $10 million from our share of the GulfTerra cash distribution that was declared in January and is scheduled to be paid on February 13,” said Andras.

        Pipelines – Gross operating margin from the Pipelines segment for the fourth quarter of 2003 increased by $5.4 million, or 8%, to $72.0 million from $66.6 million in the third quarter of 2003. Gross operating margin for the Pipelines segment for the fourth quarter of 2002 was $86.2 million.

        Gross operating margin from the Mid-America and Seminole pipelines for the fourth quarter of 2003 was $36.2 million compared to $32.7 million for the third quarter of 2003 and $51.0 million for the fourth quarter of 2002. Total volumes for these pipelines increased by 53,000 barrels per day (“BPD”) to 788,000 BPD for the fourth quarter of 2003 compared to 735,000 BPD in the third quarter of 2003. Comparable volumes for the fourth quarter of 2002 were 827,000 BPD.

        “During most of 2003, the Mid-America and Seminole pipelines have been significantly impacted by the decrease in demand for ethane, the ethane extraction economics in the Southwest Wyoming region and higher fuel costs. During the fourth quarter, in order to maximize gross operating margin for these pipelines during periods where ethane would otherwise be left in the natural gas stream and not available to our pipelines, we instituted an incentive tariff that promotes processors to increase the amount of ethane extracted and shipped on the pipelines. This action and a slight improvement in extraction economics accounted for most of the increase in gross operating margin over the third quarter of 2003,” continued Andras.

        Gross operating margin for the Mid-America and Seminole pipelines was also reduced during 2003 due to expenses associated with pipeline integrity work that we did not incur in 2002. Pipeline integrity expenses for these pipelines were $2.3 million and $3.9 million for the fourth quarter and the full year of 2003, respectively. Total pipeline integrity costs for all Enterprise pipelines, both expensed and capitalized through sustaining capital expenditures, were $5.8 million for the fourth quarter of 2003 and $10.0 million for the full year of 2003.

        Approximately $4.8 million of the decrease in Pipelines gross operating margin for the fourth quarter of 2003 compared to the same quarter of 2002 was due to a favorable rate case settlement that increased gross operating margin in 2002.

        Fractionation – The Fractionation segment recorded the highest quarterly gross operating margin of the year during the fourth quarter of 2003. Gross operating margin for the segment increased by $6.7 million, or 22%, to $37.3 million compared to the third quarter of 2003. Gross operating margin for the fourth quarter of 2002 was $36.2 million. Compared to both the prior quarter and the prior year, improvements in gross operating margin from the partnership’s NGL and propylene fractionation businesses more than offset a slight decrease in margin from the butane isomerization business.

        Processing – Gross operating margin for the Processing segment was $5.0 million for the fourth quarter of 2003 compared to a loss of $6.9 million in the third quarter of 2003 and gross operating margin of $8.5 million in the fourth quarter of 2002. The improvement in gross operating margin over the third quarter of 2003 was attributable to both the natural gas processing and the related NGL marketing businesses. Equity NGL production increased by 9,000 BPD, or 16%, to 66,000 BPD in the fourth quarter compared to the third quarter of 2003. Compared to the fourth quarter of 2002, the increase in gross operating margin from the gas processing business was offset by a decrease in margin from NGL marketing. Equity NGL production for the fourth quarter of 2002 was 61,000 BPD.

        The indicative gross spread for natural gas processing activities on the Gulf Coast averaged $0.17 per gallon for the fourth quarter of 2003 compared to $0.10 for the third quarter of 2003 and $0.13 for the fourth quarter of 2002.

        “We have made a great deal of progress in recontracting our natural gas processing business during 2003. This will become more apparent in 2004 when these agreements will be in place for the full year. We believe these changes will better insulate our Processing segment from the impacts of periods with high natural gas prices relative to crude oil and NGLs. Since the beginning of 2004, most of our processing facilities have been maximizing the extraction of NGLs because of favorable processing economics,” stated Andras.

        Octane Enhancement – Gross operating margin for the Octane Enhancement segment was a loss of $4.8 million for the fourth quarter of 2003 compared to an adjusted positive gross operating margin of $1.3 million in the third quarter of 2003, adjusted to exclude the $22.5 million asset impairment charge, and $1.5 million for the fourth quarter of 2002. Lower volumes and unit margins due to decreased demand by the motor gasoline industry for methyl tertiary butyl ether (“MTBE”) was the primary reason for the decrease.

        “Our Octane Enhancement segment did not meet our expectations for the fourth quarter as the result of a weaker supply/demand balance. We are in the process of modifying this facility to produce another octane additive, isooctane, which should provide our partnership with an acceptable return on capital. The expected completion date for this modification has been delayed from the end of the second quarter of 2004 to the end of the third quarter. Until this modification is completed, our objective will be to produce MTBE or isobutylene based on marginal economics. This facility is scheduled to resume production for the month of February after being down for January,” said Andras.

        Comparability of the gross operating margin for the Octane Enhancement segment for the periods presented in this press release is impacted due to ownership changes in the octane enhancement facility in 2003. Prior to October 1, 2003, our 33 1/3% ownership interest in this facility was recorded under the equity method of accounting. On September 30, 2003, we increased our ownership interest in this facility to 66 2/3%. As a result of this increased ownership interest, beginning with the fourth quarter of 2003, the financial results of this facility are now consolidated in our financial statements.

        Gross operating margin represents operating income before depreciation, amortization, lease expense for which Enterprise does not have the payment obligation, general and administrative expenses and gain or loss on sale of assets. Enterprise’s equity earnings from unconsolidated affiliates are included in gross margin. Pipeline volumes expressed in terms of equivalent barrels per day (“BPDE”) are on an energy equivalent basis where 3.8 million British thermal units (“MMBtu”) of natural gas is equivalent to one barrel of NGLs. We have reconciled gross operating margin (a non-GAAP performance measure) to operating income.

        Several adjustments to net income are required to calculate Distributable Cash Flow. These adjustments include: (1) the addition of non-cash expenses such as depreciation and amortization expense; (2) the addition of expenses for which the partnership does not have the payment obligation; (3) the addition of actual cash distributions received from unconsolidated affiliates less the related equity in income from unconsolidated affiliates; (4) other miscellaneous non-cash adjustments such as the addition of decreases or the subtraction of increases in the value of financial instruments related to hedging activities; and (5) the subtraction of sustaining capital expenditures. Distributable cash flow is before reserves established for the purpose of funding future expansion or sustaining capital expenditures, debt reduction and cash distributions to the limited partners and general partner. We have reconciled Distributable Cash Flow (a non-GAAP liquidity measure) to cash flow from operating activities.

        EBITDA is defined as net income plus interest expense, provision for income taxes and depreciation and amortization amounts. We have reconciled EBITDA (a non-GAAP liquidity measure) to net income and cash flow from operating activities. For the three months ended December 31, 2003, EBITDA includes the non-cash charge of $1.2 million, and for the twelve months ended December 31, 2003, EBITDA includes both the non-cash impairment charge related to the octane enhancement production facility taken in the third quarter and the non-cash charge booked this quarter.

        Enterprise Products Partners L.P. is the second largest publicly traded midstream energy partnership with an enterprise value of over $7 billion. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas and natural gas liquids (“NGLs”). The Company’s services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminaling.

        Today, Enterprise will host a conference call to discuss fourth quarter earnings. The call will be broadcast live over the Internet at 10:00 a.m. Eastern Time and may be accessed by visiting the company’s website at www.epplp.com. Participants should access the “Investor Information” section of the website at least ten minutes prior to the start of the conference call to download and install any necessary audio software.

        This press release contains various forward-looking statements and information that are based on the Company’s beliefs and those of its general partner, as well as assumptions made by and information currently available to the Company. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of the Company for future operations, are intended to identify forward-looking statements. Although the Company and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither the Company nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those the Company anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Company’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	a reduction in demand for the Company’s products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by the Company’s facilities;
•	the failure of the Company’s credit risk management efforts to adequately protect it against customer non-payment;
•	the failure to successfully integrate new acquisitions; and
•	terrorist attacks aimed at the Company’s facilities.

        The Company has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

Enterprise Products Partners L.P.
Statement of Consolidated Operations - UNAUDITED
For the Three Months and Year Ended December 31, 2003 and 2002
($ in 000s, except per unit amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
Revenue
Revenue from consolidated operations	$1,419,404	$1,193,159	$5,346,429	$3,584,783

Total Revenue	1,419,404	1,193,159	5,346,429	3,584,783

Costs and Expenses:
Operating costs and expenses	1,347,340	1,103,970	5,046,777	3,382,840
Selling, general and administrative	8,647	14,899	37,586	42,890

Total Costs and Expenses	1,355,987	1,118,869	5,084,363	3,425,730

Equity in income (loss) of unconsolidated affiliates	2,687	12,995	(13,960)	35,253

Operating Income	66,104	87,285	248,106	194,306

Other Income (Expense):
Interest expense	(32,811)	(33,345)	(140,561)	(101,580)
Dividend income from unconsolidated affiliates	1,044	2,541	5,595	4,737
Other, net	231	251	803	2,618

Total Other Income (Expense)	(31,536)	(30,553)	(134,163)	(94,225)

Income before provision for taxes and minority interest	34,568	56,732	113,943	100,081
Provision for taxes	(665)	422	(5,293)	(1,634)

Income before minority interest	33,903	57,154	108,650	98,447
Minority interest	539	(1,621)	(3,859)	(2,947)

Net income	$34,442	$55,533	$104,791	$95,500

Allocation of Net Income to:
Limited partners	$27,934	$51,538	$84,057	$84,837

General partner	$6,508	$3,995	$20,734	$10,663

Per Unit data (Fully Diluted):
Net income per unit	$0.13	$0.28	$0.41	$0.48

Weighted-average LP Units Outstanding (000s)	213,933	183,064	206,367	176,490

Other Financial data:
Operating activities cash inflow	$196,120	$159,652	$424,689	$329,761
Investing activities cash inflow (outflow)	$(503,501)	$(30,917)	$(656,961)	$(1,708,348)
Financing activities cash inflow (outflow)	$302,714	$(169,621)	$254,020	$1,260,333
Distributable cash flow	$68,486	$89,642	$268,477	$226,114
Depreciation and amortization	$32,354	$32,018	$128,435	$94,925
Operating lease expense paid by EPCO, including
minority interest component	$2,274	$2,273	$9,094	$9,125
Distributions received from unconsolidated affiliates	$6,179	$17,548	$31,882	$57,662
Non-cash impairment loss in operating costs
and expenses	$(1,200)		$(1,200)
Non-cash impairment loss in equity earnings
from unconsolidated affiliates			$(22,494)
Non-cash income (loss) related to hedging
activities (mark-to-market valuations)	$4	$2,617	$29	$(10,213)
Sustaining capital expenditures	$5,356	$2,827	$20,313	$7,201
Total capital expenditures	$47,929	$25,177	$145,897	$72,135
Investments in and advances to (from)
unconsolidated affiliates	$442,513	$458	$471,927	$13,651
Total debt principal outstanding at end of period	$2,144,000	$2,245,000	$2,144,000	$2,245,000

Enterprise Products Partners L.P.
Operating Data - UNAUDITED
For the Three Months and Year Ended December 31, 2003 and 2002

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
Gross Operating Margin by Segment ($000s):
Pipelines	$71,966	$86,187	$282,456	$214,932
Fractionation (a)	37,287	36,185	132,822	129,000
Processing	4,967	8,508	30,724	(17,633)
Octane enhancement (b)	(4,837)	1,531	(32,701)	8,569
Other	(425)	(425)	(2,888)	(2,519)

Total gross operating margin	$108,958	$131,986	$410,413	$332,349

Depreciation and amortization in operating
costs and expenses	31,882	27,537	115,643	86,029
Retained lease expense, net, in operating
costs and expenses	2,274	2,273	9,094	9,125
Loss (gain) on sale of assets in operating
costs and expenses	51	(8)	(16)	(1)
Selling, general and administrative expenses	8,647	14,899	37,586	42,890

Operating income	$66,104	$87,285	$248,106	$194,306

(a) Includes non-cash asset impairment charge of $1.2 million recorded during fourth quarter of 2003
(b) Includes non-cash asset impairment charge of $22.5 million recorded during third quarter of 2003

Selected Volumetric Operating Data:

MBPD, net
NGL and petrochemical pipelines	1,364	1,342	1,343	1,357
NGL fractionation	241	242	227	235
Propylene fractionation	56	56	57	55
Isomerization	70	89	77	84
Equity NGL production	66	61	56	73
Octane enhancement	7	5	4	5

BBtus per day, net
Natural gas pipelines	1,005	1,055	1,032	1,207

Equivalent MBPD, net
NGL, petrochemical and natural gas pipelines	1,628	1,620	1,615	1,675

Enterprise Products Partners L.P.
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures - Part I
(Dollars in thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
Reconciliation of Non-GAAP “Total Gross Operating Margin” to
GAAP “Operating Income”
Operating Income	$66,104	$87,285	$248,106	$194,306
Adjustments to reconcile Total Gross Operating Margin
to Operating Income:
Depreciation and amortization in operating costs and expenses	31,882	27,537	115,643	86,029
Retained lease expense, net, in operating costs and expenses	2,274	2,273	9,094	9,125
Loss (gain) on sale of assets in operating costs and expenses	51	(8)	(16)	(1)
Selling, general and administrative costs	8,647	14,899	37,586	42,890

Total Gross Operating Margin	$108,958	$131,986	$410,413	$332,349

Reconciliation of Non-GAAP “Adjusted Net Income” to
GAAP “Net Income”
Net income	$34,442	$55,533	$104,791	$95,500
Adjustments to reconcile Adjusted Net Income to Net Income:
Impairment charge related to BEF MTBE facility included
in equity earnings from unconsolidated affiliates			22,494
Impairment charge related to Petal NGL fractionator
included in operating costs and expenses	1,200		1,200

Adjusted Net Income	$35,642	$55,533	$128,485	$95,500

Reconciliation of Non-GAAP “Adjusted Fully Diluted Earnings Per Unit”
to GAAP “Fully Diluted Earnings Per Unit”
Fully Diluted Earnings Per Unit	$0.13	$0.28	$0.41	$0.48
Adjustments to reconcile Adjusted Fully Diluted Earnings Per Unit to Fully Diluted Earnings Per Unit:
Non-cash impairment charges	0.01		0.11

Adjusted Fully Diluted Earnings Per Unit	$0.14	$0.28	$0.52	$0.48

Reconciliation of Non-GAAP “Gross Operating Margin” for the Octane Enhancement segment reported for third quarter of 2003 to adjusted “Gross Operating Margin” for the Octane Enhancement	For the Three Months Ended September 30, 2003
segment as used in this press release

Gross operating margin for Octane Enhancement reported previously
for third quarter of 2003	$(21,195)
Adjustments to reconcile to adjusted Gross Operating Margin
as used in this press release:
Impairment charge related to BEF MTBE facility included
in equity earnings from unconsolidated affiliates	22,494

Gross operating margin for Octane Enhancement segment for third quarter of 2003 adjusted to exclude non-cash impairment charge	$1,299

Enterprise Products Partners L.P.
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures - Part II
(Dollars in thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” and
GAAP “Operating Activities Cash Flows”
Net Income	$34,442	$55,533	$104,791	$95,500
Adjustments to reconcile EBITDA to Net Income:
Interest expense	32,811	33,345	140,561	101,580
Provision for income taxes	665	(422)	5,293	1,634
Depreciation and amortization (excluding amortization
component in interest expense)	31,958	27,560	115,802	86,106

EBITDA	$99,876	$116,016	$366,447	$284,820
Reconciliation of “EBITDA” to “Operating Activities Cash Flows”:
Interest expense	(32,811)	(33,345)	(140,561)	(101,580)
Amortization in interest expense	396	4,458	12,633	8,819
Provision for income taxes	(665)	422	(5,293)	(1,634)
Earnings from unconsolidated affiliates	(2,687)	(12,995)	13,960	(35,253)
Distributions from unconsolidated affiliates	6,179	17,548	31,882	57,662
Loss (gain) on sale of assets	51	(8)	(16)	(1)
Provision for impairment of asset	1,200		1,200
Operating lease expense paid by EPCO (excluding minority
interest portion)	2,258	2,251	9,010	9,033
Other expenses paid by EPCO (excluding minority interest portion)	(169)		436
Minority interest	(539)	1,621	3,859	2,947
Deferred income tax expense	6,352	1,551	10,534	2,080
Changes in fair market value of financial instruments	(4)	(2,617)	(29)	10,213
Net effect of changes in operating accounts	116,683	64,750	120,627	92,655

Operating Activities Cash Flows	$196,120	$159,652	$424,689	$329,761

Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP
“Net Income” and GAAP “Operating Activities Cash Flows”
Net Income	$34,442	$55,533	$104,791	$95,500
Adjustments to reconcile Distributable Cash Flow to Net Income:
Operating lease expense paid by EPCO (excluding minority
interest portion)	2,258	2,251	9,010	9,033
Operating lease expense paid by EPCO (minority interest portion only)	16	22	84	92
Other expenses paid by EPCO (excluding minority interest portion)	(169)		436
Other expenses paid by EPCO (minority interest portion only)			6
Earnings from unconsolidated affiliates	(2,687)	(12,995)	13,960	(35,253)
Distributions from unconsolidated affiliates	6,179	17,548	31,882	57,662
Provision for asset impairment	1,200		1,200
Loss (gain) on sale of assets	51	(8)	(16)	(1)
Proceeds from sale of assets	35	147	212	165
Changes in fair market value of financial instruments	(4)	(2,617)	(29)	10,213
Depreciation and amortization	32,354	32,018	128,435	94,925
Sustaining capital expenditures	(5,356)	(2,827)	(20,313)	(7,201)
Non-cash reduction in reserves established for Enron bankruptcy
recorded as a component of changes in operating accounts			(2,073)
General partner minority interest in net income	167	570	892	979

Distributable Cash Flow	$68,486	$89,642	$268,477	$226,114
Reconciliation of “Distributable Cash Flow” to
“Operating Activities Cash Flows”:
Sustaining capital expenditures	5,356	2,827	20,313	7,201
Deferred income tax expense	6,352	1,551	10,534	2,080
Proceeds from sale of assets	(35)	(147)	(212)	(165)
Minority interest in earnings not included in
calculation of Distributable Cash Flow	(706)	1,051	2,967	1,968
Minority interest of General Partner in Operating
Partnership’s allocation of leases and other expenses paid by EPCO	(16)	(22)	(90)	(92)
Non-cash reduction in reserves established for Enron bankruptcy
recorded as a component of changes in operating accounts			2,073
Net effect of changes in operating accounts	116,683	64,750	120,627	92,655

Operating Activities Cash Flows	$196,120	$159,652	$424,689	$329,761